Exhibit 99.1

Encore Capital Group Board Elects Two New Directors

SAN DIEGO, September 26, 2019 — Encore Capital Group, Inc. (Nasdaq: ECPG), announced today the election of Angela Knight CBE and Jeffrey A. Hilzinger to the Encore Board of Directors.

A former member of the British Parliament, Ms. Knight served as chief executive of the British Bankers’ Association for five years, after which she joined Energy UK, the trade association for Great Britain’s energy industry, as its chief executive. Ms. Knight also has experience serving on boards of public companies listed in the U.K.

Mr. Hilzinger is the President, Chief Executive Officer and a director of Marlin Business Services Corp., a NASDAQ-listed provider of credit products and services to small businesses throughout the U.S. He has previously served in several senior management and C-suite roles at financial services companies, most notably Heller Financial.

“I couldn’t be more excited to have Angela and Jeff join our highly talented and knowledgeable Board,” said Michael P. Monaco, Chairman of the Board. “Their skills are highly complementary to our existing Board. Angela’s international background, including her deep understanding of the financial services industry in the U.K. and its interactions with regulators and government, will greatly benefit Encore and the Board. Further, as a sitting CEO and an experienced operator and capital allocator in the credit industry, Jeff brings valuable insight to Encore.”

“As we continue to focus on the U.S. and the U.K., our key markets, and as we continue to strive toward improving our operating efficiency and refining our capital allocation, Angela and Jeff will both be a great benefit to the company. I’m looking forward to working alongside them,” said Ashish Masih, President and Chief Executive Officer.

Encore also announced that current Board members Francis Quinlan and Norman Sorensen will not stand for reelection to the Board at Encore’s next annual meeting in June 2020. Their continued service until June 2020 will allow for a smooth integration of the new Board members.

“Frank and Norman have provided valuable leadership, insight and guidance to Encore since 2011,” said Monaco. “On behalf of my fellow Board members, I want to offer my sincerest appreciation to Frank and Norman for their contributions to Encore and wish them well in their future endeavors.”

About Encore Capital Group, Inc.
Encore is an international specialty finance company that provides debt recovery solutions and other related services across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases or services portfolios of receivables from major banks, credit unions and utility providers.
Headquartered in San Diego, Encore is a publicly traded Nasdaq Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500.

Contact
press@encorecapital.com

Bruce Thomas, Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com

Sheryl Wright, Corporate and Government Affairs
(858) 309-9757
sheryl.wright@encorecapital.com